EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan for the registration of 30,000,000 shares of its common stock of our reports dated March 1, 2007, with respect to the consolidated financial statements of Delta Air Lines, Inc., Delta Air Lines, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 26, 2007